Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Sonim Technologies, Inc., of our report dated March 31, 2025, relating to the consolidated financial statements of Sonim Technologies, Inc. (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Baker Tilly US, LLP

(formerly, Moss Adams LLP)

Campbell, California

September 29, 2025